Exhibit 10.20

China CITIC Bank Shenyang Branch

Agreement on “CITIC Financing – Collective Planning on Renminbi Financing”

Sign here upon confirmation on the information below printed by the bank:

Transaction Serial No.: 72217101880025

Name of Client: Changlong Si	No. of Client: 27099172
Type of Identity: ID Card	Identity No.: 22020319821022211X
Financing Account No.: 7221710192901038399	Profit Card No.: 4427302900070928
Debit Card No.: 4427302900070928	Principal Return Card No.: 4427302900070928
Transaction Currency: RMB
Financing Amount: 10,000,000.00	RMB: Ten Million Yuan
Name of Financing: 1# 0910118 Trust Scheme of CITIC Financing
Financing No.: P1037090118	Expected Rate of Return: 2.72%
Value Date of the Product: 2009-02-26	Maturity Date of the Product: 2010-08-25

Operator at the Sales Agent:	Reviewer:

Special statement: The amount of fund actually invested by Party A in the financing plan under this agreement subjects to the amount actually deducted from the account stated in the above printed column by Party B; this payment receipt shall not be deemed as the certificate that the client has already submitted the entrusted fund to the Bank provided that Party B has not successfully deducted the fund from the above-mentioned account; and the amount of fund recorded in the printed column is the contracted amount of money that Party A invests in the financing product under the agreement.

(The first copy shall be kept by Party B for statistics, second shall be the attachment of the summon, and the third shall be kept by Party A)

Terms of the Agreement on “CITIC Financing – Collective Planning on Renminbi Financing”

Party A:	Party B:
Name: Changlong Si	Name: China CITIC Bank Shenyang Tiexi Branch
Legal Representative:
Address: 16th Floor, Tianjin Global Zhiye Square	Address:
309 Nanjing Road, Nankai District, Tianjin, PRC	Zip Code:
Zip Code: 300073	Contact:
Tel.: 18920195871	Tel.:

Party B will Provide Party A with the service of “CITIC Financing – Collective Planning on Renminbi Financing” based on the equity principle to meet Party A’s demands on RMB financing. Both parties hereby enter into the following agreement to clarify the rights and obligations of both parties:

I. Definition

The “CITIC Financing – Collective Planning on Renminbi Financing” (hereinafter referred to as “Financing Plan”) under this agreement refers to a product where Part A engages in Party B’s collective financing plan and Party B makes a unified use of the fund on behalf of Party A. Party A authorizes Party B to apply the entrusted fund in the trust loan or other designated legal use. See detailed application or item in the product description.

Transaction date refers to the date that Party A and Party B signs the contract and Party A deposits the entrusted fund into the account Party A opens in Party B’s bank as stated in the printed column of the agreement.

Estimated profit value date of the financing product refers to the date that the calculation of the agreed profit of the financing product under the agreement is started.

Maturity date of the financing product refers to the expiration date for the calculation of the agreed benefit of the financing product under the agreement.

Principal and profit return date of the financing product refers to the date of the payment of the principal and profit of the financing product under the agreement, i.e. the receiving date of the principal and profit of the financing product under the agreement.

See the detailed descriptions of the product chosen by Party A in the Product Description (Appendix 1), including the estimated annual return rate, risk announcement, estimated profit value date and maturity date and the return date of the principal and profits. The Product Description is an integral part of this agreement and has a same legal effect with the agreement.

II. Pooling of Funds

Party A authorizes Party B to deduct the entrusted fund under the agreement on the end date of the collection (see details in the Product Description) and pool resources.

III. Representation and Warranties

Party A is equipped with complete civil capacity, handles the collective planning on renminbi financing with the money deposited by itself at Party B, guarantees to deposit enough fund at Party B for entrusting and ensures that Party A legally and fully own the fund.

Party A has carefully read the Product Description of the CITIC Collective Planning on Renminbi Financing, is fully aware of the risk of the product and is willing to apply the service of CITIC Collective Planning on Renminbi Financing to Party B.

Party A completely understands and accepts the terms of the agreement. Party B has made full explanation and interpretation the terms. Party A shall not put forward any objection to the terms currently or in the future.

IV. Fund Deduction and the Return and Distribution of the Principal and Profits

1. As authorized by Party A, Party B has the right to deduct the entrusted fund according to this agreement.

2. The current account or the card No. of Party A stated in the printed column is the designated account for the return of principal and profits under the agreement. Party B shall automatically transfer the received principal and/or profits into the account designated by Party A upon the principal and profits return date as agreed in the agreement and the expiration date of the agreement. Party A shall notify Party B in written form in advance on any change of the designated account resulted from the pledge of Party A and confirm, change or reopen the designated bank account under the agreement.

3. Party A can draw money at the original agent with this agreement, current passbook and ID certificate on the second day to the principal and profits return date of the financing product.

4. The interest of the invested fund by Party A shall be calculated based on the current account interest rate from the transaction date to the estimated products value date and corresponding interest tax shall be accrued. Party B shall transfer the received fund into the designated bank account on the maturity date of the product or agreed date.

5. Party A shall ensure the normal conditions of the designated bank account during the term of the agreement. Party A has the obligation to give reasonable explanations on the cancellation of the account or abnormal conditions for any reason and apply for the change in written form. When the fund cannot be deposited timely because of Party A, Party A shall bear any loss arising therefrom.

V. The Validation and Termination of the Agreement

1. Upon the successful pooling and fund application as agreed, this agreement comes into force with the signature and seal of Party A or its authorized signatory and the seal of Party B after the entrusted fund under the agreement has been deposited in Party A’s account at Party B. The agreement will be automatically terminated after Party B has transferred the principal and profits into the designated bank account after the agreed principal and profits return date of the product.

2. In terms of the failure or insufficiency of the fund pooling owing to the force majeure such as the national policies and wars, the agreement will be automatically terminated after party B returns the principal and the interests calculated based on current deposit interest rate from the transaction date to return date to the designated account by Party A. Party B reserves the right to prolong the period for fund offer of the product.

3. When it is provided that Party A has no right to make early redemption by the Product Description, Party A cannot redeem the fund under the agreement in advance before the maturity date excluding the deductions by competent authorities.

VI. Risk Announcement

Party B may encounter with risks including but not limited to the followings during the management, application and disposition of the entrusted fund owing to the market volatility, so the expected transaction goal including risk aversion and profits may not be realized. The consequence arising therefrom shall be assumed by the client, while the bank will not provide any security or bear any responsibility. This financing plan bears high risk, since great damages on your principal may be incurred. You shall be fully aware of the investment risks and be prudent in investment:

1. Liquidity risk: The liquidity risk reflects the cashability of the product. Since this product cannot be terminated in advance, the fund cannot be liquidated even if Party A demands.

2. Inflation risk: The inflation risk refers to the comprehensive income rate of the product lower than the inflation rate owing to the rising of the price index, leading to actual negative income rate.

3. Credit risk: The risk refers to the loss incurred by the contracting project investor (such as the contracting trust company) that breaches the contract and does not fully pay for the profits and principal of the product.

4. Interest risk: Provided that the People’s Bank significantly increase the RMB deposit interest during the term of financing, the client may lose the opportunity profits of interest rate increment, or the financing profit rate may be lower than the deposit interest in the future.

5. Principal and profit risk: The investor may suffer from the damages on the principal and profits provided that the user of the entrusted fund and guarantor cannot pay off the principal and profits/interests in full amount within agreed time.

See detailed risks of the product in the Product Description.

VII. Tax

In addition to the agreed interests for the current deposit, both parties shall take full responsibilities for the taxes of any financing product under the agreement according to laws. Party A shall be solely responsible for the personal income of the profits from the financing plan. Party B will not withhold or remit the fund before the issuance of relevant regulations.

VIII. Confidential Clauses

Both parties shall keep confidential any commercial information concerned that they come to know during the conclusion and execution of this agreement according to laws and regulations. Any disclosure by any party in accordance with laws and regulations or required by administrative authorities shall not be deemed as the violation of the duty of confidentiality.

IX. Disclaimer

1. Party B will not bear the responsibilities for any risk and losses owing to the interruption and delay of the transaction due to the force majeure such as earthquakes, fire and wars, but shall inform Party A if available and take all necessary measures to reduce the losses caused by the force majeure.

2. Party B will not bear the responsibilities on Party A that led by the change of relevant laws, regulations and policies and the issuance of emergency measures.

3. In case of any date under this agreement that is in the bank holiday of Chinese and international market, the date shall be postponed to the next working day. Party B will not assume responsibilities arising therefrom.

4. Party B will assume no responsibility for the freezing or deduction of the designated bank account by the judiciary or government.

X. Solutions to Disputes.

Any dispute under the agreement between both parties shall be solved through consultation based on the honest and trustworthy principle. In case no settlement can be reached upon consultation, a lawsuit shall be filed to the people’s court at the place of Party B.

XI. Responsibilities of Breach of Contract and Miscellaneous

Any party that breaches the agreement shall bear all direct losses on the other party arising from the breach.

XII. Supplementary Provisions

This Agreement and the Product Description constitute all agreements reached by both parties on relevant matter and replace all relevant written and oral agreements and promises before signing the agreement. Any inconsistency between this Agreement and the Product Description shall subject to the latter. Any invalidity or legal cancellation of any clause under the agreement will not affect the validity and enforceability of other clauses of the Agreement.

XIII. This Agreement is made in triplicate. The first and second copy shall be kept by Party B, while the third shall be kept by Party A, both of which have the equal legal effect. It is the only certificate for Party A on handling business and payment.

I have read and fully accepted the clauses of the Agreement and am willing to bear the investment risks of the product.